Contact:

Mark Land – Director of Public Relations

(317) 610-2456

mark.d.land@cummins.com

December 8, 2009

Franklin Chang-Díaz elected to Cummins Board of Directors

COLUMBUS, IND. – Cummins Inc. (NYSE: CMI) announced today that Franklin Chang-Díaz, Chairman and CEO of Ad Astra Rocket Company and former NASA astronaut, has been elected to the Company’s Board of Directors.

Chang-Díaz, 59, becomes the 10th Cummins Board member, and will serve on the Board’s Safety, Environment and Technology committee, as well as the Audit, Finance and Governance and Nominating committees.  His term begins immediately and he will stand for re-election at the Company’s annual meeting next May.  All Cummins directors are elected annually.

Chang-Díaz, a native of Costa Rica who moved to the United States as a teen, brings an extensive technical background to Cummins.  In 1980, three years after graduating from the Massachusetts Institute of Technology with his doctorate in nuclear engineering, Chang-Díaz was selected by NASA to be an astronaut candidate and earned his astronaut wings the following year.

During his 25 years at NASA, Chang-Díaz was an integral part of the Space Shuttle program.  While at NASA, he flew seven shuttle missions, logging more than 1,600 hours in space, and continued his research in applied plasma physics.

Chang-Díaz retired from NASA in 2005 and formed Ad Astra Rocket Company to continue his pioneering work in the VASIMR® rocket engine design, which NASA plans to deploy on the International Space Station in 2013.

“Franklin’s expertise in advanced engineering and engine technology will be invaluable to Cummins as we continue our work to be a technical leader in all our markets,” said Cummins Chairman and Chief Executive Officer Tim Solso. “In addition, Franklin’s long history of public service, both at NASA and in his work to promote education in Costa Rica and throughout Latin America, are a good fit with Cummins’ Mission and our work to improve the communities in which we operate.”

Chang-Díaz was honored with the Liberty Medal in 1986 by President Ronald Reagan and was a four-time recipient of NASA’s Distinguished Service Medal, the highest honor awarded by the agency. He currently is leading Costa Rica’s “Strategy for the XXI Century,” a countrywide initiative aimed at transforming Costa Rica into a fully developed nation over the next 40 years.

Chang-Díaz and his wife Peggy alternate their home between suburban Houston and Liberia, Costa Rica. The couple has four daughters, ranging in age from 14 to 36. In addition to his work at Ad Astra Rocket, Chang-Díaz is an adjunct professor of physics at Rice University and The University of Houston.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $755 million on sales of $14.3 billion in 2008. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.

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